Exhibit 3.4

H08000222956 3

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

PREMIER NURSING PRODUCTS CORP.

Pursuant to Section 607.1006 of the Florida Business Corporation Act of the State of Florida, the undersigned President of Premier Nursing Products Corp., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (the “Corporation”), bearing document number P07000003495, does hereby certify:

First, that Article 1 of the Corporation’s Articles of Incorporation, as amended, be and hereby is deleted in its entirety and substituted with the following:

ARTICLE 1. - Name

The name of this Corporation is: Premier Energy Corp.

Second, these Articles of Amendment shall be effective as of close of business on October 6, 2008.

Third, the foregoing amendment was approved and adopted by the written consent of Board of Directors and the holders of a majority of the Corporation’s issued and outstanding common stock on September 25, 2008 pursuant to the provisions of Sections 607.0821 and 607.0704, respectively, of the Florida Business Corporation Act, which such consenting shareholders had not less than the minimum number of votes that would have been necessary to authorize or take such actions at a meeting at which the holders of all shares entitled to vote thereon were present and voted.

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of September 25, 2008.

/s/ Michael Yuster
Michael Yuster, President

James M. Schneider, Esq.

Florida Bar No. 214338

Schneider Weinberger & Beilly LLP

2200 Corporate Boulevard, N.W.

Suite 210

Boca Raton, Florida 33431

(561) 362-9595